SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

TRW INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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The Definitive Additional Materials filed herewith relate both to TRW’s Special Meeting of Shareholders scheduled for April 22, 2002 and to TRW’s Annual Meeting of Shareholders scheduled for April 24, 2002. TRW’s proxy statement for the Special Meeting of Shareholders was filed on April 2, 2002 on Schedule 14A and TRW’s proxy statement for the Annual Meeting of Shareholders was filed on March 4, 2002 on Schedule 14A.

Send a message to Northrop that you want fair value for your TRW shares. Reject
Northrop’s offer. Don’t facilitate Northrop’s takeover of TRW at an inadequate price.

April 17, 2002

Dear Fellow Shareholder:

Northrop Grumman has revised its hostile exchange offer for TRW to $53* per share.

After careful consideration, including a thorough review of the offer with our independent financial and legal advisors, your Board of Directors unanimously (with one director absent) determined that Northrop’s offer is financially inadequate, highly conditional and not in the best interests of TRW shareholders.

Your Board strongly recommends that you reject Northrop’s revised offer and not tender your shares for exchange.

YOUR BOARD HAS DETERMINED THAT NORTHROP’S REVISED OFFER IS INADEQUATE.

•	Northrop’s Revised Offer Fails To Provide The Value You Rightly Deserve.

—	Northrop’s revised offer continues to undervalue TRW’s businesses and its opportunities.

—	Northrop’s revised offer does not adequately compensate TRW shareholders for transferring control of the Company to Northrop, or for the value of the synergies that the Board believes Northrop would be likely to realize if a transaction were consummated.

•	Northrop’s Revised Offer Has Become Even More Conditional.

—	Unlike its previous proposal, Northrop’s revised offer is further conditioned upon Northrop’s completion of a due diligence investigation to its satisfaction.

—	This additional condition undermines the legitimacy of Northrop’s purported price increase and contradicts its stated rationale for the higher price. Specifically, Northrop said it was increasing its offer for TRW due to “improving economic conditions.” These “improving economic conditions” are widely acknowledged and do not require validation from TRW’s confidential, business-sensitive information.

•	TRW’s Advisors Are Of The Opinion That Northrop’s Revised Offer Is Inadequate.

—	Your Board’s independent financial advisors, Goldman, Sachs & Co. and Credit Suisse First Boston Corporation, have both expressed the opinion that Northrop’s revised offer is inadequate to the Company’s common shareholders from a financial point of view.

YOUR BOARD CONTINUES TO PURSUE TRW’S VALUE ENHANCEMENT PLAN.

Your Board believes TRW’s value enhancement plan to separate our automotive and defense businesses, creating two pure-play companies, is well-positioned to deliver more value than Northrop’s current offer. And, we are on the road to success.

•	TRW Is Meeting And Exceeding Expectations.

—	Year over year, we reported a 24% increase in operating earnings and a 20% increase in operating earnings per share for the first quarter of 2002**, exceeding analyst expectations. We are increasing our 2002 guidance from $3.30 to between $3.55 and $3.60.

•	We Are Delevering The Company.

—	Net debt was radically reduced by approximately $1.0 billion in 2001. We expect to reduce debt an additional $1.6 billion to $2.0 billion in 2002.

—	Our plan to sell the Aeronautical Systems Group is well underway.

•	The Separation Of Our Businesses Is On Track.

—	Our spin-off of Automotive is expected to be completed by the end of the year.

YOUR BOARD HAS AUTHORIZED THE COMPANY TO EXPLORE ALL STRATEGIC ALTERNATIVES TO CREATE SHAREHOLDER VALUE IN EXCESS OF NORTHROP’S OFFER.

•	Your Board Is Committed To Enhancing Shareholder Value.

—	In addition to continuing the aggressive execution of our value enhancement plan, TRW’s Board has authorized management and its advisors to initiate a process to explore all strategic alternatives to create shareholder value in excess of Northrop’s offer.

—	As part of this process, we would anticipate sharing non-public information with interested parties, subject to entering into appropriate confidentiality agreements. Should Northrop so desire, it may engage in this process on the same basis as other parties.

PROTECT THE VALUE OF YOUR INVESTMENT — DON’T FACILITATE NORTHROP’S TAKEOVER OF TRW AT AN INADEQUATE PRICE.

In its attempt to takeover TRW and to transfer value that rightfully belongs to TRW shareholders to Northrop shareholders, Northrop has put forth a series of proposals for vote at upcoming shareholder meetings. We urge you to protect the value of your investment by voting AGAINST Northrop’s proposals.

We thank you for your continued support.

On behalf of your Board of Directors,

Philip A. Odeen	Kenneth W. Freeman
Chairman	Lead Director

If you have any questions or need assistance in voting your shares, please call:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

17 STATE STREET

10TH FLOOR

NEW YORK, NEW YORK 10004

CALL TOLL FREE: (866) 649-8030

*	Northrop Grumman’s Offer to Exchange would provide for each share of TRW common stock to be exchanged for that number of shares of Northrop Grumman common stock having a value equal to $53. The exact exchange ratio would be determined by dividing $53 by the average of the closing price of Northrop Grumman common stock for the five consecutive trading days ending immediately prior to the second trading day prior to the expiration of the Offer to Exchange, but in no event will the exchange ratio be more than 0.4690 ($53/$113) or less than 0.4309 ($53/$123).

**	Fiscal 2002 earnings reflect TRW’s adoption of FASB’s Statement of Financial Accounting Standards No. 142 (SFAS 142) “Goodwill and Other Intangible Assets,” adopted January 1, 2002. Earnings data for 2001 have been adjusted to be comparable, reflecting the effects of SFAS 142.

Note: Certain cautionary language relating to the benefits of the value enhancement plan and certain forward-looking statements in this letter are contained in TRW’s April 2, 2002 Supplement to its Annual Meeting Proxy Statement.